FORM 4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

|_| Check box if no longer
subject to Section 16. Form 4
or Form 5 obligations may
continue. See Instruction 1(b)

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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                                                                           (Check all applicable)

                                                                                        X  Director             X  10% Owner
                                                                                       ---                     ---
Alves          Joseph           J.        BankEngine Technologies, Inc.                 X  Officer                 Other
                                                                                       ---  (give title below) ---  (specify below)
                                          (OTC BB: BKET)
                                                                                       Chief Executive Officer and President
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(Last)         (First)          (Middle)  3. IRS or Social     4. Statement for        7. Individual or Joint/Group Filing
                                          Security Number         Month/Year               (Check applicable line)
725 Port St. Lucie Boulevard, Suite 201   of Reporting         10-01
----------------------------------------   Person (Voluntary)  ---------------------    X  Form filed by one Reporting Person
               (Street)                                                                ---
                                                               5. If Amendment, Date       Form filed by more than one Reporting
                                                               of Original             ---  Person
                                                               (Month/Year)
Port St. Lucie,   FL              34984
------------------------------------------------------------------------------------
(City)          (State)           (Zip)
------------------------------------------------------------------------------------


                          Table 1 -Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security  2. Transaction   3. Transaction   4. Securities Acquired  5. Amount of     6. Ownership  7. Nature of Indirect
  (Instr. 3)          Date             Code (Instr. 8)  (A) or disposed of (D)  Securities       Form: Direct  Beneficial Ownership
                       (Month/Day/Year)                 (Instr. 3, 4  and 5)    Beneficially     (D) or        (Instr.4)
                                                                                Owned at End of  Indirect (I)
                                                                                Month (Instr. 3  (Instr. 4).
                                       ---------------------------------------  and 4)
                                       Code       V     Amount  (A) or   Price
                                                                 (D)
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Common Stock          10-03-01         P                5,000   A        $0.03                    D
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                      10-12-01         P                5,000   A        $0.05                    D
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                      10-12-01         P                5,000   A        $0.03                    D
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                                                                                9,600,000         I
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                                                                                30,000            D
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
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                        (Print or Type Response)

       Table II - Derivative Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative     2. Conversion     3. Trans-      4. Trans-       5. Number of           6. Date
Security (Instr.3)         or Exercise       action         action          Derivative             Exercisable and
                           Price of          Date           Code            Securities Ac-         Expiration
                           Derivative        (Month/        (Instr.8)       quired (A) or          Date
                           Security          Day/                           Disposed of (D)        (Month/Day/
                                             Year)                          (Instr. 3,4, and       Year)
                                                                            5)

                           ---------------------------------------------------------------------------------------------
                                                            Code      V     (A)         (D)        Date         Ex-
                                                                                                   Exer-        pira
                                                                                                   cisable      tion

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative     7. Title and Amount        8. Price of       9. Number of         10. Ownership       11. Nature of
Security (Instr.3)         of Underlying              Derivative        Derivative           Form of             Indirect Beneficial
                           Securities                 Security          Securities           Derivative          Ownership (Instr.4)
                            ( Instr. 3 and 4)         (Instr. 5)        Beneficially         Security:
                                                                        Owned at End         Direct (D)
                                                                        of Month             or Indirect (I)
                                                                        (Instr. 4)           (Inst.4)

                          ---------------------------------------
                           Title       Amount
                                       or Num-
                                       ber of
                                       Shares
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Explanation of Response:



      **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                        /s/ Joseph Alves                            11-06-01
                                                                                ---------------------------------------     --------
                                                                                ** Signature of Reporting Person            Date


Note.  File three copies of this form, one of which must be manually signed.
